Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1981 Stock Option Plan, the 1993 Stock Option Plan, the 1997 Equity Incentive Plan, the Employee Stock Purchase Plan, the Warrants to purchase common stock, and the Options to purchase common stock of Laser Power Corporation of our report dated December 4, 1999 with respect to the consolidated financial statements of Laser Power Corporation included in its Annual Report on Form 10-K for the year ended September 30, 1999.

                                             /s/ Ernst & Young LLP

                                             ERNST & YOUNG LLP


San Diego, California
December 21, 1999